Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Second Quarter 2018 Results

Active Management business model continues to drive outperformance

STAMFORD, CT, August 7, 2018 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (the “Company” or “Eagle Bulk”), one of the world’s largest owner-operators in the Supramax / Ultramax segment, today reported financial results for the three and six months ended June 30, 2018.

Highlights for the Quarter:

•	Generated net revenues of $74.9 million, representing an increase of $21.3 million or 40% compared to the same period in 2017.
◦TCE Revenue (1) for the quarter equated to $47.6 million, an increase of 41% year-on-year.
◦ Achieved a TCE (1) of $11,453 for the quarter, an increase of 25% year-on-year.

◦	Realized a net income of $3.5 million or $0.05 basic and diluted earnings per share, compared to a net loss of $5.9 million or $0.08 per share for the comparable quarter in 2017.

•	Generated operating cash flows of $24.8 million for the six months ended June 30, 2018.

•	Adjusted EBITDA(2) of $21.1 million, representing an increase of $11.8 million or 127% compared to the same period in 2017.

•
Signed a memorandum of agreement to acquire a 2014-built SDARI-64 Ultramax bulk carrier for $21.3 million. The vessel, which will be renamed M/V Hamburg Eagle, is scheduled to be delivered to the Company during the fourth quarter of 2018.

.

•	Looking ahead into the third quarter of 2018, attained a TCE of $10,808 with approximately 68% of the days fixed for the period thus far.

Gary Vogel, Eagle Bulk's CEO, commented, "We are pleased that our active owner-operator strategy continues to drive improving results across all key performance metrics, including a $1,026 outperformance of the benchmark Baltic Supramax Index during the second quarter.  The results are a reflection not only of an improvement in the underlying drybulk market, but also of the proactive measures we have taken to enhance the balance sheet and optimize the fleet make-up. The value of our differentiated business model and our team’s ability to execute has now been validated over six consecutive quarters."

Fleet Operating Data

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Ownership Days	4,294	3,878	8,606	7,564
Chartered in Days	867	744	1,811	1,258
Available Days	5,020	4,515	10,182	8,649
Operating Days	4,992	4,498	10,105	8,603
Fleet Utilization (%)	99.4%	99.6%	99.2%	99.5%

Results of Operations for the three and six months ended June 30, 2018 and 2017

For the three months ended June 30, 2018, the Company reported net income of $3.5 million, or basic and diluted earnings of $0.05 per share. In the comparable quarter of 2017, the Company reported a net loss of $5.9 million, or basic and diluted loss of $0.08 per share.

For the six months ended June 30, 2018, the Company reported net income of $3.5 million, or basic and diluted earnings of $0.05 per share. In the comparable period of 2017, the Company reported a net loss of $17.0 million, or basic and diluted loss of $0.25 per share.

We adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09" or "ASC 606") as of January 1, 2018 utilizing the modified retrospective method of transition. The impact of adoption of ASC 606 was not material to our reported financial position or the results of operations for the three and six months ended June 30, 2018.

Net time and voyage charter revenues

Net time and voyage charter revenues for the three months ended June 30, 2018 were $74.9 million compared with $53.6 million recorded in the comparable quarter in 2017. The increase in revenue was primarily attributable to the improving dry bulk market resulting in higher charter rates as well as an increase in available days due to an increase in our owned fleet and chartered in vessels.

Net time and voyage charter revenues for the six months ended June 30, 2018 and 2017 were $154.3 million and $99.5 million, respectively. The increase in revenue was primarily due to an increase in the owned fleet with the purchase of 11 Ultramax vessels partially offset by the sale of five vessels since second quarter of 2017, along with an increase in chartered in vessels as well as higher charter rates due to an improving dry bulk market.

Voyage expenses

Voyage expenses for the three months ended June 30, 2018 were $17.2 million compared to $13.4 million in the comparable quarter in 2017. The increase was mainly attributable to an increase in the fleet size, an increase in the number of voyage charters performed in the current quarter compared to the comparable quarter in the prior year as well as increased bunker prices year over year.

Voyage expenses for the six months ended June 30, 2018 and 2017 were $39.7 million and $26.7 million, respectively. The increase was primarily due to an increase in the fleet size as well as the number of voyage charters performed in the current period compared to the comparable period in the prior year. The increase in bunker prices year over year contributed to the increase in voyage expenses as well.

Vessel expenses

Vessel expenses for the three months ended June 30, 2018 were $20.6 million compared to $19.3 million in the comparable quarter in 2017. The increase in vessel expenses is attributable to the increase in the owned fleet after the acquisition of 11 Ultramax vessels during 2017 and 2018 which was partially offset by vessel sales in 2017 and 2018. The Company sold the vessel Redwing in the first quarter of 2017, the Sparrow in the second quarter of 2017, the Woodstar in the third quarter of 2017 and the Wren in the fourth quarter of 2017. The vessel Avocet was sold in the second quarter of 2018. The ownership days for the three months ended June 30, 2018 and June 30, 2017 were 4,294 and 3,878, respectively.

Average daily vessel operating expenses for our fleet for the three months ended June 30, 2018 and June 30, 2017 were $4,792 and $4,979, respectively. The decrease in daily average vessel operating expenses is primarily due to savings in repairs expense incurred on vessels sold.

1TCE revenue and TCE is a non-GAAP financial measure. See the reconciliation and table of net revenues to TCE revenue and TCE later in this release for more information on non-GAAP financial measures.

2 Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation and table of net income/(loss) to EBITDA and Adjusted EBITDA later in this release for more information on non-GAAP financial measures.

Vessel expenses for the six months ended June 30, 2018 and 2017 were $41.7 million and $37.3 million, respectively. The increase in vessel expenses is primarily attributable to an increase in the owned fleet after the acquisition of 11 Ultramax vessels during 2017 and 2018 which was partially offset by vessel sales. The ownership days for the six months ended June 30, 2018 and 2017 were 8,606 and 7,564, respectively.

Average daily vessel operating expenses for our fleet for the six months ended June 30, 2018 and 2017 were $4,840 and $4,927, respectively.

Charter hire expenses

Charter hire expenses for the three months ended June 30, 2018 were $10.1 million compared to $6.4 million in the comparable quarter in 2017. The increase in charter hire expenses was principally due to an increase in the number of chartered in vessels on a short-term basis as we expand on our owner-operator platform as well as an increase in the average charter hire expense per day. The total chartered in days for the three months ended June 30, 2018 were 867 compared to 744 for the comparable quarter in the prior year.

Charter hire expenses for the six months ended June 30, 2018 and 2017 were $20.4 million and $10.3 million, respectively. The increase in charter hire expenses was primarily due to an increase in the number of chartered in vessels as well as an increase in the average charter hire expense per day due to improvement in the drybulk market. The total chartered in days for the six months ended June 30, 2018 and 2017 were 1,811 and 1,258, respectively.

Depreciation and amortization

Depreciation and amortization expense for the three months ended June 30, 2018 and 2017 was $9.3 million and $8.0 million, respectively. Total depreciation and amortization expense for the three months ended June 30, 2018 includes $8.0 million of vessel and other fixed asset depreciation and $1.3 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended June 30, 2017 were $7.0 million of vessel and other fixed asset depreciation and $1.0 million of amortization of deferred drydocking costs. The increase in depreciation was primarily due to the purchase of 10 Ultramax vessels during 2017 and one in January 2018 offset by the sale of two vessels during the second half of 2017, one vessel in the second quarter of 2018 and one vessel classified as held for sale since the first quarter of 2018. The amortization of drydock expense increased in the current quarter compared to the comparable quarter in the prior year primarily due to the completion of three drydockings in 2017 and six in the first half of 2018.

Depreciation and amortization expense for the six months ended June 30, 2018 and 2017 was $18.5 million and $15.5 million, respectively. Total depreciation and amortization expense for the six months ended June 30, 2018 includes $16.0 million of vessel and other fixed asset depreciation and $2.5 million relating to the amortization of deferred drydocking costs. Comparable amounts for the six months ended June 30, 2017 were $13.5 million of vessel and other fixed asset depreciation and $2.0 million of amortization of deferred drydocking costs. The increase in depreciation was primarily due to the purchase of 10 Ultramax vessels during 2017 and one in January 2018 offset by the sale of two vessels in the second half of 2017 and one vessel in the second quarter of 2018 and one vessel classified as held for sale since the first quarter of 2018. The amortization of drydock expense increased in the current period compared to the comparable period in the prior year primarily due to the completion of three drydockings in 2017 and six in the first half of the 2018.

General and administrative expenses

General and administrative expenses for the three months ended June 30, 2018 and 2017 were $8.9 million and $8.6 million, respectively. General and administrative expenses include stock-based compensation of $2.4 million and $2.5 million for 2018 and 2017, respectively. The increase in general and administrative expenses was mainly attributable to increases in compensation expense relating to incremental staff hired in connection with the increased fleet size under our owner-operator business model.

General and administrative expenses for the six months ended June 30, 2018 and 2017 were $18.8 million and $16.4 million, respectively. General and administrative expenses include stock-based compensation of $5.9 million and $4.6 million for 2018 and 2017, respectively. The increase is primarily attributable to higher stock-based compensation expense and compensation expense offset by savings in advisors' fees.

Interest expense

Interest expense for the three months ended June 30, 2018 and 2017 was $6.4 million and $6.9 million, respectively. The decrease in interest expense is mainly due to the decrease in amortization of debt discount and debt issuance costs by $1.0 million resulting from the debt refinancing in December 2017 where the high interest bearing Second Lien Facility was repaid in full, offset by an increase in the interest expense of $0.9 million on the Ultraco Debt Facility, which was used for the acquisition of 10 Ultramax vessels.

Interest expense for the six months ended June 30, 2018 and 2017 was $12.6 million and $13.3 million, respectively. The decrease in interest expense is mainly due to the decrease in amortization of debt discount and debt issuance costs by $1.9 million resulting from the debt refinancing in December 2017 where the high interest bearing Second Lien Facility was repaid in full offset by increase in the interest expense of $1.7 million on the Ultraco Debt Facility and $0.4 million due to increase in the LIBOR rate year over year.

Liquidity and Capital Resources

Net cash provided by operating activities for the six months ended June 30, 2018 was $24.8 million, compared with net cash used in operating activities of $5.3 million in the comparable six month period in 2017. The cash flows from operating activities improved over the prior year primarily due to an increase in charter hire rates driven by improvement in the dry bulk market and positive working capital change as compared to the corresponding period in the prior year, partially offset by higher drydocking expenditures of $4.6 million in 2018 compared to $0.3 million in the comparable period in the prior year.

Net cash used in investing activities for the six months ended June 30, 2018 was $6.1 million, compared to $131.8 million in the comparable six month period in the prior year. The Company purchased one Ultramax vessel in the first quarter of 2018 for $21.3 million out of which the Company paid a deposit of $2.2 million as of December 31, 2017. The Company redeemed a short-term certificate of deposit amounting to $4.5 million during the first quarter of 2018. The Company sold the vessel Avocet in the second quarter of 2018 for net proceeds of $9.7 million. During the six months ended June 30, 2017, the Company purchased seven Ultramax vessels for $120.9 million and paid $20.9 million as an advance towards purchase of the additional three Ultramax vessels which were delivered in the third quarter of 2017.

Net cash provided by financing activities for the six months ended June 30, 2018 was $2.0 million compared with $129.2 million in the comparable six month period in 2017. The Company drew down $8.6 million under the Ultraco Debt Facility in connection with the purchase of one Ultramax vessel, offset by repayment of $5.0 million for the Revolving Loan under the New First Lien Facility. The Company paid $1.4 million of debt issuance costs on the three existing debt facilities and $0.3 million towards shares withheld for taxes due to vesting of restricted shares.

In the six months ended June 30, 2017, the Company received net proceeds of $96.0 million in a common stock private placement that closed on January 20, 2017. The Company received $40.0 million from the Ultraco Debt Facility and paid $1.5 million of other financing costs. Additionally, the Company repaid $5.3 million of its Term Loan under the First Lien Facility from the proceeds of the sale of the vessels Redwing and Sparrow.

As of June 30, 2018, our cash and cash equivalents balance was $76.9 million compared to a cash and cash equivalents balance of $56.3 million as of December 31, 2017.

 As of June 30, 2018, the total availability in the revolving credit facilities under the Super Senior Facility and the New First Lien Facility was $20.0 million.

As of June 30, 2018, the Company’s debt consisted of $200.0 million in outstanding bonds, $60.0 million in term loan under the New First Lien Facility and $69.8 million under the Ultraco Debt Facility.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the six months ended June 30, 2018, six of our vessels completed drydock and two of our vessels are still in drydock as of June 30, 2018 and we incurred $4.6 million in drydocking related costs. In the six months ended June 30, 2017, one vessel was drydocked.

The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
September 30, 2018	57	$3.2 million
December 31, 2018	—	—
March 31, 2019	84	$2.8 million
June 30, 2019	25	$1.0 million

(1) Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues, net	$74,938,700	$53,631,224	$154,309,309	$99,486,281

Voyage expenses	17,204,964	13,379,664	39,719,556	26,733,011
Vessel expenses	20,577,116	19,308,802	41,655,773	37,264,321
Charter hire expenses	10,108,258	6,445,580	20,376,322	10,318,912
Depreciation and amortization	9,272,460	8,020,597	18,548,875	15,513,405
General and administrative expenses	8,895,505	8,589,979	18,809,469	16,368,800
Gain on sale of vessels	(105,073)	(1,805,785)	(105,073)	(1,897,899)
Total operating expenses	65,953,230	53,938,837	139,004,922	104,300,550
Operating income/(loss)	8,985,470	(307,613)	15,304,387	(4,814,269)

Interest expense	6,387,011	6,858,716	12,648,080	13,303,747
Interest income	(111,952)	(185,641)	(207,228)	(375,439)
Other income	(740,356)	(1,092,222)	(639,977)	(785,663)
Total other expense, net	5,534,703	5,580,853	11,800,875	12,142,645
Net income/(loss)	$3,450,767	$(5,888,466)	$3,503,512	$(16,956,914)

Weighted average shares outstanding:
Basic	70,515,320	70,329,050	70,484,240	67,996,330
Diluted	72,086,980	70,329,050	71,560,775	67,996,330

Per share amounts:
Basic income/(loss)	$0.05	$(0.08)	$0.05	$(0.25)
Diluted income/(loss)	$0.05	$(0.08)	$0.05	$(0.25)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
ASSETS:
Current assets:
Cash and cash equivalents	$76,881,117	$56,251,044
Accounts receivable	13,072,691	17,246,540
Prepaid expenses	2,797,648	3,010,766
Short-term investment	—	4,500,000
Inventories	11,911,398	14,113,079
Vessel held for sale	10,354,855	9,316,095
Other current assets	2,540,427	785,027
Total current assets	117,558,136	105,222,551
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $113,539,571 and $99,910,416, respectively	686,424,065	690,236,419
Advance for vessel purchase	—	2,201,773
Other fixed assets, net of accumulated amortization of $432,225 and $343,799, respectively	580,020	617,343
Restricted cash	74,917	74,917
Deferred drydock costs, net	11,584,365	9,749,751
Deferred financing costs - Super Senior Facility	285,342	190,000
Other assets	55,815	57,181
Total noncurrent assets	699,004,524	703,127,384
Total assets	$816,562,660	$808,349,935
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,123,778	$7,470,844
Accrued interest	1,733,278	1,790,315
Other accrued liabilities	7,602,898	11,810,366
Fair value of derivatives	461,993	73,170
Unearned charter hire revenue	4,901,453	5,678,673
Current portion of long-term debt	19,812,713	4,000,000
Total current liabilities	42,636,113	30,823,368
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	186,381,482	189,950,329
New First Lien Facility, net of debt discount and debt issuance costs	52,353,586	63,758,185
Ultraco Debt Facility, net of debt discount and debt issuance costs	63,263,797	59,975,162
Other liabilities	216,924	177,846
Fair value below contract value of time charters acquired	2,159,062	2,500,012
Total noncurrent liabilities	304,374,851	316,361,534
Total liabilities	347,010,964	347,184,902
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of June 30, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 70,516,466 and 70,394,307 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively	705,165	703,944

Additional paid-in capital	893,294,942	887,625,902
Accumulated deficit	(424,448,411)	(427,164,813)
Total stockholders’ equity	469,551,696	461,165,033
Total liabilities and stockholders’ equity	$816,562,660	$808,349,935

CONDENSED CONSOLIDATED CASH FLOWS

	Six Months Ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities:
Net income/(loss)	$3,503,512	$(16,956,914)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation	16,049,334	13,538,266
Amortization of deferred drydocking costs	2,499,541	1,975,139
Amortization of debt issuance costs	970,352	2,901,948
Amortization of fair value below contract value of time charter acquired	(340,950)	(375,833)
Payment-in-kind interest on debt	—	4,977,219
Net unrealized gain on fair value of derivative instruments	(234,988)	(736,609)
Stock-based compensation expense	5,920,510	4,648,751
Drydocking expenditures	(4,632,000)	(341,350)
Gain on sale of vessels	(105,073)	(1,897,899)
Fees paid on time charter termination	—	(1,500,000)
Changes in operating assets and liabilities:
Accounts receivable	4,173,849	(6,172,147)
Other current and non-current assets	(333,715)	(1,125,809)
Prepaid expenses	213,117	28,848
Inventories	2,201,681	(1,693,827)
Accounts payable	652,934	705,907
Accrued interest	(57,037)	(15,217)
Other accrued and other non-current liabilities	(3,332,732)	(3,593,657)
Unearned revenue	(2,360,838)	369,955
Net cash provided by/(used in) operating activities	24,787,497	(5,263,229)

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(20,301,806)	(121,331,815)
Advance paid for purchase of vessel	—	(20,863,466)
Proceeds from redemption of Short-term investment	4,500,000	—
Proceeds from sale of vessels	9,719,013	10,586,500
Purchase of other fixed assets	(50,933)	(204,348)
Net cash used in investing activities	(6,133,726)	(131,813,129)

Cash flows from financing activities:
Repayment of term loan under First Lien Facility	—	(5,293,250)
Repayment of revolver loan under New First Lien Facility	(5,000,000)	—
Proceeds from Ultraco Debt Facility	8,600,000	—
Proceeds from the common stock private placement, net of issuance costs	—	96,030,003
Cash used to settle net share equity awards	(255,114)	—
Other financing costs	(1,373,449)	(575,000)
Net cash provided by financing activities	1,976,302	129,243,753

Net increase/(decrease) in cash and cash equivalents and restricted cash	20,630,073	(7,832,605)
Cash and cash equivalents and restricted cash at beginning of period	56,325,961	76,591,027
Cash and cash equivalents and restricted cash at end of period	$76,956,034	$68,758,422
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest	$11,734,765	$5,338,742

Reconciliation of Net income/(loss) to EBITDA and Adjusted EBITDA

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as net income /(loss) under GAAP attributable to the Company adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain /(loss) on sale of vessels, restructuring expenses and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income/(loss)	$3,450,767	$(5,888,466)	$3,503,512	$(16,956,914)
Adjustments to reconcile net income/(loss) to EBITDA:
Interest expense	6,387,011	6,858,716	12,648,080	13,303,747
Interest Income	(111,952)	(185,641)	(207,228)	(375,439)
Income taxes	—	—	—	—
EBIT	9,725,826	784,609	15,944,364	(4,028,606)
Depreciation and amortization	9,272,460	8,020,597	18,548,875	15,513,405
EBITDA	18,998,286	8,805,206	34,493,239	11,484,799
Non-cash, one-time and other adjustments to EBITDA(1):	2,134,051	501,511	5,474,487	2,375,019
Adjusted EBITDA	$21,132,337	$9,306,717	$39,967,726	$13,859,818

(1)	One-time and other adjustments to EBITDA includes stock-based compensation, (gain)/loss on sale of vessels and amortization of fair value below contract value of time charter acquired.

Reconciliation of net revenues to TCE

Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues, net	$74,938,700	$53,631,224	$154,309,309	$99,486,281
Less:
Voyage expenses	(17,204,964)	(13,379,664)	(39,719,556)	(26,733,011)
Charter hire expenses	(10,108,258)	(6,445,580)	(20,376,322)	(10,318,912)
Reversal of one legacy time charter	(404,343)	584,442	(490,830)	281,998
Realized gain on FFAs and bunker swaps	344,522	82,893	461,504	82,893
TCE revenue	47,565,657	34,473,315	94,184,105	62,799,249

Owned available days	4,153	3,771	8,371	7,391
TCE	$11,453	$9,142	$11,251	$8,497

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Ultraco Debt Facility: Ultraco Debt Facility refers to the credit facility for $69.8 million entered into by and among Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company ("Ultraco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Ultraco Lenders, ABN AMRO Capital USA LLC, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels during 2017 and one Ultramax vessel in the first quarter of 2018.

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company("Shipco") on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The proceeds were used to repay the outstanding debt under the First Lien Facility and the Second Lien Facility.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company ("Eagle Shipping"), as borrower, certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors, the lenders thereunder, the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The proceeds were used to repay the outstanding debt under the First Lien Facility and the Second Lien Facility. The Company repaid the $5.0 million revolver loan in the first quarter of 2018.

First Lien Facility: First Lien Facility refers to an Amended and Restated First Lien Loan Agreement, dated as of March 30, 2016, made by, among others, Eagle Shipping, as borrower, the banks and financial institutions party thereto and ABN AMRO Capital USA LLC, as security trustee and facility agent. The debt was fully discharged on December 8, 2017.

Second Lien Facility: Second Lien Facility refers to Second Lien Credit Agreement, dated as of March 30, 2016, made by, among others, Eagle Shipping LLC, as borrower, the individuals and financial institutions party thereto and Wilmington Savings Fund Society, FSB as second lien agent for $60.0 million. The debt was fully discharged on December 8, 2017.

Super Senior Facility: Super Senior Facility refers to the $15.0 million revolver facility entered into by and among, Shipco, as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. The facility is currently undrawn and the $15.0 million is fully available for acquisition of vessels or working capital purposes.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Wednesday, August 8, 2018, to discuss the second quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 4458778. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on August 8, 2018 until 11:00 AM ET on August 17, 2018. To access the replay, call 1 855-859-2056 in the U.S., or 1 404-537-3406 outside of the U.S., and reference passcode 4458778.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company owns one of the largest fleets of Supramax / Ultramax dry bulk vessels in the world. Supramax / Ultramax vessels are constructed with on-board cranes and range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,”

“project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.
 Contact:

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100

Media:
Jonathan Morgan
Alex Hinson
Perry Street Communications, New York
Tel. +1 212-741-0014
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Source: Eagle Bulk Shipping Inc.